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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE
                                                    Contact: Paul G. Van Wagenen
                                                                  (713) 297-5000


                      POGO PLACES SENIOR SUBORDINATED NOTES

         HOUSTON, TX. - April 4, 2001 - Pogo Producing Company ("PPP" - NYSE) today announced it has placed, through a Rule 144A private placement offering, $200 million in Senior Subordinated Notes due 2011.

         Net proceeds from the sale of the Senior Subordinated Notes will be used to repay outstanding senior indebtedness under the Company's revolving credit facility. The Notes have an 8.25% coupon, with interest payable on April 15 and October 15, commencing October 15, 2001.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Senior Subordinated Notes. The Senior Subordinated Notes have not been registered under the Securities Act of 1933 or state securities laws and may not be sold in the United States absent registration or qualification or an applicable exemption from registration or qualification requirements.

                                      * * *

         Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns various ownership interests in 110 federal and state Gulf of Mexico lease blocks offshore from Louisiana and Texas. Pogo also owns approximately 414,000 gross leasehold acres in various oil and gas provinces onshore in the United States, approximately 714,000 gross acres in the Gulf of Thailand, approximately 778,000 gross acres in Hungary, approximately 113,000 gross acres in the United Kingdom North Sea, approximately 81,000 gross acres in the Denmark North Sea, and approximately 99,000 gross acres in Canada. Pogo common stock is listed on the New York Stock Exchange under the symbol PPP.




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         Except for the historical and present factual information contained herein, the matters set forth in this release include statements of management's current expectations as to efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the company. Statements identified by words such as "expects," "projects," "plans," "believes," "estimates," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from Pogo's operations cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, and the impact of competition and other risk factors relating to our industry will be greater than expected, all as detailed from time to time in Pogo's reports filed with the SEC. Pogo disclaims any responsibility to update these forward-looking statements.



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